Exhibit  5.1




February 24, 2000



ACNielsen Corporation
177 Broad Street
Stamford, CT  06901

Ladies and Gentlemen:

             We have acted as counsel to ACNielsen Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on

Form S-8 (the "Registration Statement") being filed by the Company with the

Securities and Exchange Commission (the "Commission") under the Securities

Act of 1933, as amended, relating to the issuance by the Company of deferred compensation obligations (the "Obligations").  The Obligations will be issued pursuant to the ACNielsen Corporation Deferred Compensation Plan (the

"Plan").


             We have examined the Registration Statement and the Plan.   We

also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.  As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.


             In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to

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original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.


             Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance of the

Obligations and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company and (b) the due issuance of the Obligations in accordance with the terms of the Plan, the Obligations will constitute valid and legally binding obligations of the Company enforceable against the

Company in accordance with their terms, subject to the effects of (i)

bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii)

general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.


             We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General

Corporation Law.


             We hereby consent to the filing of this opinion letter as Exhibit

5.1 to the Registration Statement.



                                           Very truly yours,

                                           /s/ Simpson Thacher & Bartlett

                                           SIMPSON THACHER & BARTLETT


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